Exhibit 99.2


           ON2 TECHNOLOGIES ANNOUNCES RESIGNATION OF DOUGLAS MCINTYRE

CLIFTON PARK, NY, February 3, 2006 - On2 Technologies, Inc. (ONT:AMEX) announced today that Douglas McIntyre has resigned from his positions as President and Chief Executive Officer, and Director and Chairman of the Board of the Company.

The Board of Directors of On2 has named James Meyer, a Board member with extensive experience in marketing strategy and Internet media, as interim Chief Executive Officer, and J. Allen Kosowsky, CPA, Chairman of the Audit Committee, as Non-Executive Chairman of the Board. In addition, the Board has reached an agreement with Mr. McIntyre retaining him as a consultant to assist in an orderly and effective transition.

The Board will immediately initiate a search for a full-time chief executive, with the goal of completing that process within 90 days.

As planned, the Company expects to report its results for the fourth quarter and full year 2005 in early March.

For further information, please contact:

James Meyer                         Timothy Reusing
Interim Chief Executive Officer     Executive Vice President & General Counsel
On2 Technologies, Inc.              On2 Technologies, Inc.
(646) 292-3533                      (646) 292-3533
jmeyer@on2.com                      treusing@on2.com


About On2 Technologies, Inc., The Duck Corporation

On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of digital video compression. The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen On2 Video compression and streaming technologies. On2 Video codecs are widely used in the Internet, video-on-demand, VOIP, and mobile media markets. They operate with On2's Flix and On2 TrueCast software, as well as third-party products. On2's software is used by such leading global companies as Adobe/Macromedia, AOL, Skype, XM Satellite Radio, Sony, VitalStream, and Tencent. The On2 Video decoder has an installation base of millions through its inclusion in Adobe Flash Player, Skype 2, AOL Media Player, Viewpoint, and others. Located in New York City, the company has an office in Clifton Park, NY, and operations in Cambridge, UK. To contact On2, write to sales@on2.com or visit www.on2.com.